UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_____________________________________

Date of Report (Date of earliest event reported): August 6, 2010

NORTHPORT NETWORK SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	#000-52728	76-0674579
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Suite 4200, 601 Union Street	98101
Seattle, Washington	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 652-3451

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On August 5, 2010, the Board of Directors unanimously approved a resolution to accept the resignations of Xiao Jun as Chief Technology Officer and a director; James Wang as a director, Chief Financial Officer, corporate secretary and corporate treasurer; and Dr. Jim H. Qian as Chief Executive Officer. Mr Roc Mou is appointed as Chief Executive Officer of the Company effective immediately. Dr. Jim H. Qian has been appointed as the new CFO, corporate secretary and corporate treasurer of the Company, also effective August 5, 2010.

Roc Mou, age 51, has a BA degree from Liaoning Normal University in Dalian, China. He commenced his career in the television and cable industries in 1984 when he became a reporter for the Liaoning Dalian TV station, and eventually became the General Manager with Dalian Cable TV Company Ltd. In 2001, he formed his own cable TV company and became managing director of Tiantu Cable TV Network Co., Ltd.

Jim H. Qian, Ph.D. was previously the president and CEO of American Centrality Group, Inc., Nevada and Abgenom, Inc. Hayward, CA. Prior to this, Dr. Qian was a co-founder & president of Abgenome, Inc. Berkeley, CA, which develops in vitro diagnostic kits for cardiovascular diseases. Prior to that, Dr. Qian was the co-founder & president of ProMab Biotechnologies, Inc. which develops and markets recombinant proteins, antibody-based reagents and diagnostic kits, and tissue chips to academic and pharmaceutical laboratories worldwide. Before launching ProMab, Dr. Qian was a scientist at Incyte Genomics, Inc. He received his postdoctoral training in Biochemistry from University of California at Berkeley and obtained his Ph.D. in Microbial Biology from University of Nebraska-Lincoln.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHPORT NETWORK SYSTEMS, INC.

Dated: August 6, 2010	By: /s/ Zhao Yan
Name: Zhao Yan
Title: President